EXHIBIT 23.1

Consent of Independent Accountant

We hereby consent to the incorporation by reference in this Registration Statement of Wheeler Real Estate Investment Trust, Inc., of our reports each dated August 13, 2014, with respect to Port Crossing Shopping Center and LaGrange Marketplace for the years ended December 31, 2013 and 2012 and Cypress Shopping Center and Harrodsburg Marketplace for the year ended December 31, 2013, and of our report dated February 28, 2014, with respect to the Combined Statements of Revenues and Certain Operating Expenses of Clover Plaza, South Square, Waterway Plaza, Westland Square, and St. George Plaza for the years ended December 31, 2012 and 2011.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 19, 2014